DLH Reports Second Quarter Fiscal Year 2019 Results
Senior Debt Paid Off; Gross Margin 23.9%; Operating Cash Flow $8.5 Million in Quarter
Atlanta, Georgia – May 7, 2019 - DLH Holdings Corp. (NASDAQ: DLHC) (“DLH” or the “Company”), a leading provider of innovative healthcare services and solutions to federal agencies, today announced financial results for its fiscal second quarter ended March 31, 2019.

Highlights
•Fiscal second quarter revenue was $33.8 million versus $34.4 million in the second quarter of fiscal 2018
•Gross profit was $8.1 million for the quarter, an increase of approximately 8.4% over the second quarter of fiscal 2018, and the Company's gross margin was 23.9% in 2019 versus 21.7% in the prior-year period
•Diluted earnings per share were $0.10 for the second quarters of both fiscal 2019 and 2018
•The Company paid off all outstanding senior debt - $7.4 million - during the period

Management Discussion
“Second quarter results once again illustrated the strong cash flow potential of our operations,” stated DLH President and Chief Executive Officer Zach Parker. “While sales were down slightly from 2018, gross margins rose to 23.9% and we generated $8.5 million of cash – which we used to completely pay off the remaining $7.4 million of senior debt during the period. Our balance sheet is in excellent condition such that, while we continue to bid on larger, more complex opportunities within our core markets, we’re in a strong position to look at attractive acquisitions that can bolster our capabilities and growth profile. We remain on track to post a solid year of financial performance and are optimistic about the market outlook for fiscal 2019 and beyond.”

Results for the Three Months Ended March 31, 2019
Revenue for the second quarter of fiscal 2019 was $33.8 million versus $34.4 million in the prior-year period, with the slight decrease reflecting normal variation in service delivery.

Gross profit was $8.1 million for the quarter, an increase of approximately $0.6 million, or 8.4%, over the second quarter of fiscal 2018. As a percent of revenue, the Company's gross margin was 23.9% in 2019 versus 21.7% in the prior-year period. General and Administrative ("G&A") expenses were $5.2 million for the quarter compared to $4.7 million in fiscal 2018, with the increase principally due to increased corporate development cost. Depreciation and amortization was $0.6 million in both fiscal year second quarters.

Income from operations was $2.3 million for the quarter versus $2.2 million in the prior-year period, and income before taxes was $1.8 million for the quarter versus $1.9 million in fiscal 2018, reflecting higher interest expense in 2019. The increase in interest expense was due to the write-off of $0.4 million of unamortized deferred financing costs from early pay-off of the term loan.

For the three months ended March 31, 2019 DLH recorded a $0.5 million provision for tax expense versus $0.6 million for the second quarter of 2018. The Company reported net income of approximately $1.3 million, or $0.10 per diluted share, for the second quarters of both fiscal 2019 and fiscal 2018.

On a non-GAAP basis, Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) for the three months ended March 31, 2019 was approximately $2.9 million versus $2.8 million in the prior-year period. Growth was attributable to the higher gross profit, as described above.

Balance Sheet and Cash Flow
Cash as of March 31, 2019 was $5.5 million, and the Company’s senior debt was $0.0 million, versus cash of $6.4 million and senior debt of $7.7 million as of September 30, 2018. Regarding cash flow, for the first six months of fiscal 2019 DLH generated approximately $6.8 million in cash from operations, versus $4.0 million last year, reflecting higher net income and improved working capital.

Conference Call and Webcast Details
DLH management will discuss second quarter results and provide a general business update, including current competitive conditions and strategies, during a conference call beginning at 11:00 AM Eastern Time tomorrow, May 8, 2019. Interested parties may listen to the conference call by dialing 888-347-5290 or 412-317-5256. Presentation materials will also be posted on the Investor Relations section of the DLH website prior to the commencement of the conference call.

A digital recording of the conference call will be available for replay two hours after the completion of the call and can be accessed on the DLH Investor Relations website or by dialing 877-344-7529 and entering the conference ID 100127619.

About DLH
DLH (NASDAQ:DLHC) serves federal government clients throughout the United States and abroad delivering technology enabled solutions in key health and human services programs. The Company's core competencies and consulting services include assessment and compliance monitoring, program management, health IT systems integration, data analytics, medical logistics, and pharmacy solutions. DLH has over 1,600 employees serving numerous government agencies. For more information, visit the corporate website at www.dlhcorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or DLH`s future financial performance. Any statements that are not statements of historical fact (including without limitation statements to the effect that the Company or its management “believes”, “expects”, “anticipates”, “plans”, “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or DLH’s actual results to differ materially from those indicated by the forward-looking statements. Those risks and uncertainties include, but are not limited to, the following: failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new services; changes in client budgetary priorities; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the ability to successfully integrate the operations of our recent and any future acquisitions; and other risks described in our SEC filings. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, as well as interim quarterly filings thereafter. The forward-looking statements contained herein are made as of the date hereof and may become outdated over time. The Company does not assume any responsibility for updating forward-looking statements.

CONTACTS:

INVESTOR RELATIONS
Contact: Chris Witty
Phone: 646-438-9385
Email: cwitty@darrowir.com

TABLES TO FOLLOW

DLH HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2019	2018	2019	2018
Revenue	$33,756	$34,401	$67,508	$64,616
Direct expenses	25,682	26,953	$51,647	$50,636
Gross margin	8,074	7,448	$15,861	$13,980
General and administrative expenses	5,188	4,684	$9,855	$9,564
Depreciation and amortization	560	560	$1,123	$1,066
Income from operations	2,326	2,204	$4,883	$3,350
Interest expense, net	544	261	$721	$539
Income before income taxes	1,782	1,943	$4,162	$2,811
Income tax expense	517	627	$1,207	$4,346
Net income (loss)	$1,265	$1,316	$2,955	$(1,535)

Net income (loss) per share - basic	$0.11	$0.11	$0.25	$(0.13)
Net income (loss) per share - diluted	$0.10	$0.10	$0.23	$(0.13)
Weighted average common shares outstanding
Basic	12,036	11,889	11,999	11,863
Diluted	13,087	12,886	13,030	11,863

DLH HOLDINGS CORP.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except par value of shares)

	March 31, 2019	September 30, 2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,461	$6,355
Accounts receivable	9,396	10,280
Other current assets	1,509	760
Total current assets	16,366	17,395
Equipment and improvements, net	1,328	1,566
Deferred taxes, net	3,160	4,137
Goodwill	25,989	25,989
Intangible assets, net	12,483	13,365
Other long-term assets	201	89
Total assets	$59,527	$62,541

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued payroll	5,217	4,983
Accounts payable, accrued expenses, and other current liabilities	11,305	10,950
Total current liabilities	16,522	15,933
Total long term liabilities	201	7,190
Total liabilities	16,723	23,123
Commitments and contingencies
Shareholders' equity:
Common stock, $0.001 par value; authorized 40,000 shares; issued and outstanding 12,036 and 11,899 at March 31, 2019 and September 30, 2018, respectively	12	12
Additional paid-in capital	84,716	84,285
Accumulated deficit	(41,924)	(44,879)
Total shareholders’ equity	42,804	39,418
Total liabilities and shareholders' equity	$59,527	$62,541

DLH HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	(unaudited)
	Six Months Ended
	March 31,
	2019	2018
Operating activities
Net income (loss)	$2,955	$(1,535)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	1,123	1,066
Amortization of deferred financing costs	534	132
Stock based compensation expense	392	928
Deferred taxes, net	978	4,166
Changes in operating assets and liabilities
Accounts receivable	884	(427)
Other current assets	(749)	(347)
Accounts payable, accrued expenses, and other current liabilities	589	(31)
Other long term assets/liabilities	73	44
Net cash provided by operating activities	6,779	3,996

Investing activities
Purchase of equipment and improvements	(4)	(588)
Net cash used in investing activities	(4)	(588)

Financing activities
Repayments on senior debt	(7,708)	(4,793)
Repayments of capital lease obligations	—	(5)
Proceeds from stock option exercise	39	46
Net cash used in financing activities	(7,669)	(4,752)

Net change in cash and cash equivalents	(894)	(1,344)
Cash and cash equivalents at beginning of year	6,355	4,930
Cash and cash equivalents at end of year	$5,461	$3,586

Supplemental disclosures of cash flow information
Cash paid during the period for interest	$234	$427
Cash paid during the period for income taxes	$247	$578
Supplemental disclosures of non-cash financing activity
Derivative warrant liability reclassified as equity	$—	$(306)
Noncash issuance of stock upon exercise of options	$—	$25

Revenue Metrics

	Six Months Ended
	March 31,	March 31,
	2019	2018
Market Mix:
Defense/VA	69%	62%
Human Services and Solutions	29%	35%
Public Health/Life Sciences	2%	3%

Contract Mix:
Time and materials	97%	97%
Cost plus fixed fee	2%	2%
Firm fixed price	1%	1%

Prime vs Sub:
Prime	99%	99%
Subcontractor	1%	1%

Non-GAAP Financial Measures
The Company uses EBITDA as a supplemental non-GAAP measure of our performance. DLH defines EBITDA as net income excluding (i) interest expense, (ii) provision for or benefit from income taxes and (iii) depreciation and amortization.

In addition, we are also reporting our net income excluding the impact of the Tax Cut and Jobs Act of 2017 to demonstrate the impact of the tax law change. On December 22, 2017, the Tax Cut and Jobs Act was enacted, which, among other things, reduced corporate tax rates and revised rules regarding the usability of net operating losses. These changes have resulted in a tax provision of $3.4 million for the first quarter of fiscal 2018 associated with revaluing the benefit of our net operating losses. For comparability, the tax provision for the prior year period has been restated using the current year rate of 29%.

These non-GAAP measures of performance are used by management to conduct and evaluate its business during its regular review of operating results for the periods presented. Management and the Company's Board utilize these non-GAAP measures to make decisions about the use of the Company's resources, analyze performance between periods, develop internal projections and measure management performance. DLH believes that these non-GAAP measures are useful to investors in evaluating the Company's ongoing operating and financial results and understanding how such results compare with the Company's historical performance.

Reconciliation of GAAP net income (loss) to EBITDA, a non-GAAP measure:

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2019	2018	Change	2019	2018	Change
Net income (loss)	$1,265	$1,316	$(51)	$2,955	$(1,535)	$4,490
(i) Interest expense	544	261	283	721	539	182
(ii) Provision for taxes	517	627	(110)	1,207	4,346	(3,139)
(iii) Depreciation and amortization	560	560	—	1,123	1,066	57
EBITDA	$2,886	$2,764	$122	$6,006	$4,416	$1,590

Reconciliation of GAAP net income (loss) to net income adjusted for the effect of the 2017 Tax Act, a non-GAAP measure:

	Six Months Ended
	March 31,
	2019	2018	Change
Net income (loss)	$2,955	$(1,535)	$4,490
Write-down of deferred tax assets	$—	$3,365	$(3,365)
Pro-forma impact of tax rate change	$—	$166	$(166)
Net income, adjusted for the effect of the 2017 Tax Act	$2,955	$1,966	$959

Net income per diluted share	$0.23	$(0.13)	$0.36
Impact of write-down of deferred tax asset	$—	$0.28	$(0.28)
Pro-forma impact of tax rate change	$—	$0.01	$(0.01)
Net income per diluted share, adjusted for the effect of the 2017 Tax Act	$0.23	$0.16	$0.07